EXHIBIT 10.1

CONTRACT OF SALE

between

BRANDYWINE OPERATING PARTNERSHIP, L.P.

Seller

and

935 KOP ASSOCIATES, LLC

Purchaser

Premises:	935 First Avenue
King of Prussia, Pennsylvania

Dated:	March 16, 2004

This CONTRACT OF SALE (this “Contract”) made this 16th day of March, 2004 by and between BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, having an address at 401 Plymouth Road, Suite 500, Plymouth Meeting, PA 19462 (“Seller”) and 935 KOP ASSOCIATES, LLC, a Pennsylvania limited liability company, having an address at 1075 First Avenue, King of Prussia, Pennsylvania 19406 (“Purchaser”).

W I T N E S S E T H :

A. Seller is the fee simple owner of a certain parcel of real property containing approximately 14 acres of land as more particularly described in Schedule A attached hereto (the “Land”), together with the four story building containing approximately 104,000 rentable square feet and the other improvements erected thereon (the building and such improvements are collectively referred to as the “Improvements”), located at 935 First Avenue, Upper Merion Township, Montgomery County, Pennsylvania (the “Tract”).

B. Pursuant to the Condominium Documents (as hereinafter defined), the Tract is intended to be subjected to a commercial condominium regime (the “Condominium”), consisting of two commercial condominium units, the first condominium unit consisting of a portion of the Land underlying the Improvements and the Improvements thereon (the “Property”) and the other condominium unit consisting of a portion of the Land upon which the development of a four story office building is contemplated (the “Option Property”), with each condominium unit owner having a 50 percent undivided interest in the common elements of the Condominium, all as to be more particularly set forth in the Condominium Documents.

C. Seller has agreed to sell, and Purchaser has agreed to purchase, the Premises (as hereinafter defined).

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1. Definitions. The terms defined in this Article shall for all purposes of this Contract have the meanings herein specified unless the context requires otherwise.

1.1	“Affiliate” or “affiliate” of any person or entity means any other person or entity that controls, is controlled by or is under common control with such person or entity. For purposes of this definition, “control” of a person or entity means the power by the ownership of voting rights, by contract or otherwise to control the management and policies of such person or entity.

1.2	“Business Day” or “business day” mean any day other than a Saturday, Sunday or day on which the banks in Pennsylvania are authorized or permitted to be closed.

1.3	Intentionally omitted.

1.4	“Governmental Authorities” shall mean all federal, state and local boards, commissions, agencies and regulatory bodies having jurisdiction over the Property.

1.5	“Option Agreement” shall mean an Option Agreement with respect to the Option Property in the form attached hereto as Exhibit “1” to be executed between Seller and Purchaser contemporaneously with the Closing.

1.6	“Option Property Closing Date” shall mean the “Closing Date” under and as defined in the Option Agreement.

1.7	“Seller’s Knowledge” means and is strictly limited to the actual, personal knowledge of Tony Nichols, Jr., formed without investigation, other than a review of the Seller’s files relating to the Property and the Option Property.

2. Subject of Sale.

2.1 Seller agrees to sell and convey to Purchaser the Premises (as hereinafter defined) and Purchaser agrees to purchase from Seller the Premises subject to the terms and conditions contained in this Contract.

2.2 This sale includes all right, title and interest of Seller in and to: (a) the Property; (b) to the extent that such right, title or interest is appurtenant to the Property, any land lying in the bed of any street, road or avenue opened or proposed, directly in front of the Land, to the center line thereof, and all right, title and interest of Seller in and to any award hereafter made or to be made in lieu thereof and in and to any unpaid award for damage to the Property by reason of change of grade of any street; and Seller will execute and deliver to the Purchaser at the Closing (as hereinafter defined), or thereafter, on demand, all proper instruments for the conveyance to such title and the assignment and collection of any such award; (c) all fixtures, equipment and other personal property (“Personal Property”), which are located on or used exclusively in connection with the operation of the Property including without limitation, those items specifically identified on Schedule B, but specifically excluding the conference table and chairs located therein and any and all of Seller’s marketing materials located therein (collectively, the “Excluded Personalty”) ; (d) to the extent assignable, and subject to the other provisions of this Agreement, rights, claims and intangible assets (excluding any bank accounts owned by or in the name of Seller) owned by or held or maintained for the benefit of Seller with respect to the Property; (e) oil, gas and mineral rights, approvals, rights, benefits, privileges, rights of way, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to or benefiting the Property; (f) to the extent assignable, all permits, approvals, licenses, development rights and air rights appurtenant to, or issued in connection with the Property (“Development Rights”); (g) to the extent assignable, construction, management, leasing, maintenance, utility and other contracts relating to the operation or maintenance of the Premises, or portions thereof (herein collectively, the “Service Contracts”) which Purchaser expressly elects in writing to assume and which Seller elects not to terminate on or prior to the Closing Date; and (h) to the extent assignable, building, construction, roofing, heating, ventilation, air conditioning and other warranties, guaranties, indemnities and bonds relating to the Property and the Personal Property (herein collectively, the “Warranties and Guaranties”); ((a) through (g) herein referred to collectively as the “Premises”). With respect to the items listed in clauses (d), (f), (g) and (h) above, Seller shall be entitled to retain copies of the same and shall continue to have the non-exclusive benefit of any rights to indemnity or defense provided under the items listed in clause (g) above. With respect to the Development Rights, to the extent a particular Development Right relates to the Property and the Option Property, then following Closing, Seller and Purchaser shall cooperate with the other to maintain in effect such Development Rights, which agreement to cooperate shall be more particularly described in the Condominium Documents.

3. Purchase Price. The purchase price (the “Purchase Price”) for the Premises is Seventeen Million and 00/100 Dollars ($17,000,000.00), payable by Purchaser to Seller as follows:

(a) Within three (3) Business Days of the full execution and exchange of this Contract by Seller and Purchaser, One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Initial Deposit”), to be paid in the manner set forth in Section 3.1 below.

(b) Within three (3) Business Days following the Due Diligence Termination Date, One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), to be paid in the manner set forth in Section 3.1 below (the “Second Deposit”). Prior to the making of the Second Deposit, as used herein, the term “Deposit” means the Initial Deposit; and after the making of the Second Deposit, the term “Deposit” means the Initial Deposit and the Second Deposit collectively and in the aggregate.

(c) On the Closing Date, the balance of the Purchase Price, less the Deposit and subject to adjustment pursuant to this Agreement, to be paid by electronic wire transfer of immediately available federal funds pursuant to wiring instructions to be given by Seller or as Seller may direct to Purchaser prior to the Closing.

3.1 The Deposit shall be made at Purchaser’s election either by (a) electronic wire transfer of immediately available federal funds to Fidelity National Title Insurance Company (“Escrowee” or “Title Company” as the context may require) or (b) by certified or cashier’s check payable to the order of Escrowee. If Purchaser fails to make the Initial Deposit or the Second Deposit as and when due hereunder, or in the event the check in payment of any portion of the Deposit is cancelled or returned uncollected, Seller, at its sole option, may cancel this Contract. Interest earned on the Deposit shall be credited to Purchaser against the Purchase Price at Closing; provided that if the Closing does not occur, then interest shall be paid to the party entitled to the Deposit.

4. Deposit Provisions.

4.1 Upon the Closing, Escrowee is authorized and directed to pay the Deposit to Seller.

4.2 If Escrowee receives a notice from Purchaser or Purchaser’s counsel terminating this Contract pursuant to Section 11 below, Escrowee shall pay the Initial Deposit to Purchaser without the consent of Seller.

4.3 In the event Purchaser fails to close title on the Premises in default of the provisions of this Contract, Escrowee shall pay the Deposit to Seller who shall retain such amount as and for its liquidated damages hereunder.

4.4 In the event this Contract is terminated by reason other than Purchaser’s default, Escrowee shall pay the Deposit to Purchaser.

4.5 Escrowee shall invest and reinvest the proceeds of the Deposit, and any interest earned thereon, in a federally insured interest bearing account as Purchaser shall so direct. The Purchaser shall pay all income taxes owed in connection therewith. The employer identification numbers of Purchaser is set forth on the signature page hereof.

4.6 Escrowee, by signing this Contract at the end hereof where indicated, signifies its agreement to hold the Deposit for the purposes as provided in this Contract. In the event of any dispute, Escrowee shall have the right to deposit the Deposit in court to await the resolution of such dispute. Escrowee shall not incur any liability by reason of any action or non-action taken by it in good faith or pursuant to the judgment or order of a court of competent jurisdiction. Escrowee shall have the right to rely upon the genuineness of all certificates, notices and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by Escrowee purporting to be signed by any party hereto, and upon the truth of the contents thereof.

4.7 Except as otherwise provided for in Section 4.1 above, Escrowee shall not pay or deliver the Deposit to any party unless written demand is made therefor and a copy of such written demand is delivered to the other party. If Escrowee does not receive a written objection from the other party to the proposed payment or delivery within five (5) Business Days after such demand is served by personal delivery on such party, Escrowee is hereby authorized and directed to make such payment or delivery. If Escrowee does receive such written objection within such five (5) Business Day period or if for any other reason Escrowee in good faith shall elect not to make such payment or delivery, Escrowee shall forward a copy of the objections, if any, to the other party or parties, and continue to hold the Deposit (and any interest earned thereon) unless otherwise directed by written instructions from the parties to this Contract or by a judgment of a court of competent jurisdiction. In any event, Escrowee shall have the right to refrain from taking any further action with respect to the subject matter of the escrow until it is reasonably satisfied that such dispute is resolved or action by Escrowee is required by an order or judgment of a court of competent jurisdiction.

4.8 Escrowee shall be entitled to consult with other counsel in connection with its duties hereunder. Seller and Purchaser, jointly and severally, agree to reimburse Escrowee, upon demand, for the reasonable costs and expenses including attorneys’ fees (either paid to retained attorneys or equaling the reasonable value of services rendered to itself) incurred by Escrowee in connection with its acting in its capacity as Escrowee. In the event of a litigation relating to the subject matter of the escrow, whichever of Seller or Purchaser is not the prevailing party shall reimburse the prevailing party for any costs and fees paid by the prevailing party or paid from the escrowed funds to Escrowee.

5. Representations.

5.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a) Seller is, and at the Closing shall be, a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to conduct business in the Commonwealth of Pennsylvania. Seller has the right, power and authority to make and perform its obligations under this Contract without the need for governmental approval, consent or filing, other than and except for any and all filings of a type reasonably typically necessary to create a commercial condominium similar to the Condominium and to convey property similar to the Property, including, without limitation, the filing of a condominium declaration, the filing of a transfer tax return and the recording of a deed.

(b) (i) the execution, delivery and performance of this Contract in accordance with its terms do not violate the organizational documents of Seller, or any contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is bound; (ii) Seller has the right, power and authority to make and perform its obligations under this Contract; and (iii) this Contract is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, limitations on creditors rights generally and equitable principals, whether enforced at law or in equity.

(c) Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and is not subject to any federal, state or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Premises.

(d) There are no leases, licenses, concessions or other written or oral agreements for the possession or occupancy of the Premises or any portion thereof.

(e) Set forth on Schedule C annexed hereto list of the Service Contracts, which is true, correct and complete. To Seller’s knowledge, as of the date hereof, each of the Service Contracts is in full force and effect. None of the Service Contracts has been modified, amended or extended except as may be shown on Schedule C annexed hereto.

(f) Set forth on Schedule D is a list of the material Guaranties and Warranties, which to Seller’s knowledge is true, correct and complete. To Seller’s knowledge, each of such Guaranties and Warranties is in full force and effect. None of such Guaranties and Warranties has been modified, amended or extended except as may be shown on Schedule D annexed hereto.

(g) Within the past two (2) years, Seller has not given or received, written notice of any violation of any covenant, condition or restriction or any agreement contained in any instrument of record encumbering or benefiting the Premises which remains uncured.

(h) Except for the Service Contracts not terminated by Seller and which Purchaser may elect to assume and the Permitted Exceptions, there are no agreements relating to the operation or use of the Premises which will be binding upon Purchaser after the Closing.

(i) There is no litigation, proceeding, investigation, complaint or action pending or, to Seller’s knowledge, threatened (A) against Seller with respect to the Premises or the Premises itself or (B) with respect to this Contract.

(j) To Seller’s knowledge, there is no condemnation or eminent domain proceeding (whether temporary or permanent) pending with regard to all or part of the Premises. Seller has not received written notice that any such proceeding is contemplated or threatened by any governmental authority.

(k) Seller has received no written notice of any pending threat of modification or cancellation of any certificate, permit, approval or license which is necessary to permit the lawful use and operation of the Premises.

(l) Seller has not received any uncured written notice that the Premises or the use thereof violate any federal, state, local, building, health, fire or other law, regulation, ordinance, statute, order or consent relating to the Premises or the use thereof (including without limitation zoning and environmental laws).

(m) Seller has not received any uncured written notice from any insurance company or underwriter requesting performance of any repairs or alterations to the Premises or of any defect in the Premises that if uncured will adversely affect the insurability of the Premises or cause an increase in insurance premiums.

(n) Seller has not used the Premises for the generation, storage or disposal of Hazardous Substances or as a land-fill or other waste disposal site and no Hazardous Substances or any toxic wastes, substances or materials (including, without limitation, asbestos) have been released or discharges from or onto the Premises by Seller other than in the ordinary course in connection with the development or operation of the Property as an office building in accordance with all applicable environmental laws. The term “Hazardous Substances” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any environmental law, regulation, ordinance, order or consent.

(o) Purchaser shall not be responsible for any employees of Seller at the Premises from and after the Closing or for any period of time prior to Closing.

(p) Seller has no application or proceeding pending with respect to the reduction of the assessed valuation of any portion of the Premises.

(q) Application for certification as a so-called “Green Building” has been made by Seller with the Governmental Authority charged with such authority.

(r) Seller has not granted to any person, firm, corporation or other entity any right or option (including without limitation, any right of first refusal or first offer) to purchase or lease the Premises, Option Property or any portion thereof.

(s) Seller has no actual knowledge that any Property Information (as hereinafter defined) prepared by Seller omits any material fact or is inaccurate or incomplete in any material respect.

5.2 Survival. Seller represents and warrants that the representations and warranties made in Section 5.1 above are true and correct as of the date hereof and shall be true and correct as of the Closing. The representations made in Section 5.1 above shall survive the Closing for a period of twelve (12) months.

5.3 Limited Nature of Representations. This Contract, as written, contains all the terms of the agreement entered into between the parties as of the date hereof, and the Purchaser acknowledges that neither the Seller nor any of the Seller’s affiliates, nor any of their agents or representatives, nor Seller’s broker has made any representations or held out any inducements to the Purchaser, and the Seller hereby specifically disclaims any representation or warranty, oral or written, past, present or future, express or implied, other than those specifically set forth in this Section 5, or elsewhere in this Contract or any of the Conveyance Documents (as hereinafter defined), and that subject only to those express representations and warranties, and the terms and provisions of this Contract, the Property is being sold “as is” “where is” and “with all faults.” The Purchaser acknowledges that the Seller, pursuant to the terms of this Agreement, has or will afford the Purchaser the opportunity for full and complete investigations, examinations and inspections of the Property and all property information. The Purchaser acknowledges and agrees that, subject to the representations and warranties set forth elsewhere in this Agreement or the Conveyance Documents, (i) some or all of the information relating to the Property (any and all such information, the “Property Information”) delivered or made available to the Purchaser and the Purchaser’s representatives by the Seller or the Seller’s affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of the Seller and/or any of the Seller’s affiliates; (ii) neither the Seller nor any of the Seller’s affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, any Property Information prepared by unaffiliated third parties; (iii) the Purchaser is relying solely on its own investigations, examinations and inspections of the Property and those of the Purchaser’s representatives and on the representations and warranties of Seller contained herein and in the Conveyance Documents; and (iv) the Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information prepared by unaffiliated third parties, and, subject to the representations, warranties, covenants and obligations set forth in this Contract and the Conveyance Documents, the Purchaser releases the Seller and the Seller’s affiliates, and their agents and representatives, from any and all liability with respect to the Property Information subject to such representations, warranties, covenants and obligations. The Purchaser or anyone claiming by, through or under the Purchaser, hereby fully and irrevocably releases the Seller and the Seller’s Affiliates, from any and all claims that it may now have or hereafter acquire against any of the Seller or the Seller’s Affiliates, for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, except for claims against the Seller based upon any obligations and liabilities of the Seller expressly provided in this Contract and the documents to be delivered to the Purchaser pursuant to Sections 8.3(a)(i),(ii)(iii) and (xiii) (collectively, the “Conveyance Documents”).

5.4 Purchaser’s Representations. Purchaser represents that:

(a) Purchaser is, and at the Closing shall be, a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Purchaser has the right, power and authority to make and perform its obligations under this Contract without the need for governmental approval, consent or filing, other than and except for any and all consents, approvals and filings of a type reasonably typically necessary to create a commercial condominium similar to the Condominium and to convey property similar to the Property, including, without limitation, the filing of a condominium declaration, the filing of a transfer tax return and the recording of a deed.

(b) (i) the execution, delivery and performance of this Contract in accordance with its terms do not violate the organizational documents of Purchaser, or any contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound; (ii) Purchaser has the right, power and authority to make and perform its obligations under this Contract; and (iii) this Contract is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to bankruptcy, limitations on creditors rights generally and equitable principals, whether enforced at law or in equity.

6. Ongoing Operations and Other Covenants.

6.1 Leasing Practice. Seller shall not enter into leases, licenses, concessions or any other occupancy arrangement affecting portion of the Premises without Purchaser’s prior written consent.

6.2 Personal Property. During the pendency of this Contract, Seller shall not transfer to any third party or remove any Personal Property unless such personal property or equipment is obsolete, damaged, destroyed or replaced with a substantially similar item.

6.3 Employees. During the pendency of this Contract, Seller shall not enter into any collective bargaining agreements, hire any union employees or other employees for whom Purchaser will have liability following the Closing without Purchaser’s prior written consent.

6.4 Development Rights. During the pendency of this Contract, Seller shall not sell, lease, transfer, release, modify, waive or encumber any development rights, air rights or other similar rights appurtenant to the Premises or the Option Property without Purchaser’s prior written consent.

6.5 Certiorari Proceedings. During the pendency of this Contract, Seller shall not prosecute, settle or withdraw proceedings to review any real estate tax assessment for the Premises, without Purchaser’s reasonable, prior written consent.

6.6 Due Diligence. During the pendency of this Contract, Seller will give to Purchaser, its attorneys, accountants, architects, engineers, lenders and other representatives, during normal business hours, as often as may be reasonably requested, but upon reasonable advance notice (it being agreed that in the ordinary course, twenty-four (24) hours advance oral notice given on a Business Day shall be reasonable), full access to the Property and Option Property, Service Contracts, maintenance and operation files and books and records and any other material in Seller’s possession or control relating to the Premises and Option Property, except for and provided that Seller shall have no obligation to provide Purchaser or any of its agents or representatives with any information which is proprietary to Seller, such as appraisals and other economic assessments. Purchaser and its agents and representatives shall keep any and all information obtained under this Section 6.6 or otherwise under this Contract confidential as Evaluation Material under Section 12.6 hereof, whether or not furnished to Purchaser in writing. Seller shall have the right to have a representative present during such site inspections.

6.7 Operations. During the pendency of this Contract, Seller shall operate the Premises consistent with its past practice and shall not take any action or omission which would cause any of the representations or warranties of Seller contained herein to become inaccurate or any of the covenants of Seller to be breached. Seller shall timely make all repairs, maintenance and replacements to the Premises and all fixtures and equipment thereon and therein to keep the same in good and operable condition consistent with its past practice. Seller shall insure the Property against damage by fire and standard extended coverage perils and public liability insurance in form and amounts consistent with its past practice.

6.8 Ongoing Agreements. So long as this Contract is in effect, Seller shall not amend, terminate, grant concessions regarding, or enter into any contract or agreement that will be an obligation affecting the Premises or binding on Purchaser after the Closing without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion.

6.9 Licenses and Permits. During the pendency of this Contract, Seller shall use its commercially reasonably efforts to maintain in existence all licenses, permits and approvals, which are material to the ownership, operation or improvement of the Premises or the Option Property.

6.10 Third Party Negotiations. During the pendency of this Contract, Seller shall not enter into any contracts or agreements regarding any lease of space or the disposition of the Premises or the Option Property without the prior written consent of Purchaser.

6.11 Service Contracts. The Service Contracts shall be terminated effective as of the Closing Date, except as otherwise agreed between Seller and Purchaser prior to the expiration of the Purchaser’s Review Period.

6.12 Title. The Seller shall convey and the Purchaser shall accept good, insurable, fee simple title to the Property, including without limitation, a condominium endorsement from the Title Company insuring that the Property is a validly formed condominium unit pursuant to the Condominium Documents subject only to those matters approved or deemed approved by Purchaser in accordance with the provision of this Contract (collectively, “Permitted Exceptions”). Purchaser shall obtain, at the Purchaser’s expense, within seven (7) days after the execution of this Contract a commitment for an owner’s fee title insurance policy with respect to the Property and the Option Property (the “Title Commitment”) from the “Title Company and shall immediately deliver a copy of the Title Commitment to Seller. Seller shall obtain and promptly deliver to Purchaser, at the Seller’s expense, within twenty (20) days after the execution of this Contract an as-built survey (“Survey”) of the Land and Building and the Option Property dated after the date of this Contract which Survey shall satisfy in all respects the requirements necessary to prepare, record and permit the Title Company to insure the Property as a validly formed condominium unit and issue a condominium endorsement to Purchaser and Purchaser’s lender. In addition, if requested by Purchaser, Seller shall request the surveyor to prepare the Survey in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land title Surveys” jointly established and adopted by ALTA and ACSM in 1999 and including such Table A items as Purchaser shall request (the “Alta Standards”). The Survey shall contain a surveyor’s certificate in favor of Purchaser and the Title Company in form and substance satisfactory for deletion of the standard survey exception from the title insurance policy.

6.13 Unacceptable Encumbrances. If the Title Commitment or any update thereof through Closing, or the Survey indicate the existence of any liens or encumbrances (collectively, “Liens”) or other defects or exceptions in or to title to the Property or the Option Parcel subject to which the Purchaser is unwilling to accept title or defects or problems with the Survey (collectively, the “Unacceptable Encumbrances”) and the Purchaser gives the Seller notice of the same within ten (10) days after Purchaser’s receipt of the Title Commitment and/or the Survey, respectively, then, subject to the provisions of Section 6.14, the Seller shall undertake to eliminate the same (or to arrange for title insurance reasonably acceptable to Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property) prior to the Closing Date, to the extent such Unacceptable Encumbrances relate to the Property, and prior to the Option Property Closing Date, to the extent that such Unacceptable Encumbrances relate to the Option Property. The Purchaser hereby waives any right the Purchaser may have to advance as objections to title or as grounds for the Purchaser’s refusal to close this transaction any Unacceptable Encumbrance which the Purchaser does not notify the Seller of within such ten (10) day period unless (i) such Unacceptable Encumbrance was first raised by the Title Company subsequent to the date of the Title Commitment or the Purchaser shall otherwise first discover same or be advised of same subsequent to the date of the Title Commitment or the Survey, respectively, and (ii) the Purchaser shall notify the Seller of the same within five (5) Business Days after the Purchaser first becomes actually aware of such Unacceptable Encumbrance. The Seller, in its sole discretion, may adjourn the Closing one or more times for up to thirty (30) days in the aggregate in order to eliminate Unacceptable Encumbrances. Any and all matters shown by the Title Commitment or the Survey and not objected to by Purchaser within the above provided ten (10) day period or thereafter learned of by Purchaser and not objected to within such five (5) day period shall be conclusively deemed to be Permitted Exceptions. In addition, Permitted Exceptions shall include, without limitation, any and all real estate taxes, assessments, and sewer, water and vault charges not delinquent at the time of closing (provided that the same shall be prorated through the Closing Date as hereinafter provided), the Condominium Documents, and that certain Work of Art Agreement dated July 30, 2002 with respect to the artwork described therein and located upon and included within the definition of the Property, which obligations thereunder Purchaser shall assume arising from and after Closing, subject to an indemnification from Seller for all obligations arising or accruing prior to Closing and from Purchaser for all obligations arising or accruing from and after Closing.

6.14 Removal of Unacceptable Encumbrances. The Seller shall not be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate Unacceptable Encumbrances not waived by the Purchaser or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Premises and Option Property; except that the Seller shall satisfy, by the Closing Date, in the case of the Premises Unacceptable Encumbrances which are (i) mortgages made by Seller and past due real estate taxes and assessments secured by or affecting the Property, (ii) consensual judgments against the Seller or other consensual monetary Liens secured by or affecting the Premises or Option Property, and (iii) other judgments against the Seller or other monetary Liens secured by or affecting the Premises or Option Property which judgments and other Liens can be satisfied by payment of liquidated amounts not to exceed $250,000 in the aggregate for all such judgments and other Liens. The Seller may eliminate any such Unacceptable Encumbrance by the payment of amounts necessary to cause the removal thereof of record, by bonding over such Unacceptable Encumbrance in a manner reasonably satisfactory to the Purchaser or by arranging for title insurance reasonably satisfactory to the Purchaser insuring against enforcement of such Unacceptable Encumbrance against, or collection of the same out of, the Property. If the Seller fails to eliminate any Unacceptable Encumbrance referred to in clause (i), (ii) or (iii) above, in accordance with the procedures set forth in the immediately preceding sentence, the Purchaser may either (a) terminate this Contract and be repaid the Deposit and all interest accrued thereon and Seller reimburse Purchaser for its Expenses (as hereinafter defined) or (b) proceed to closing and withhold from the Purchase Price such amounts reasonably necessary (subject in cases under clause (iii) above to the $250,000 limitation set forth in this Section 6.14) to cause the removal thereof of record.

6.15 Title Notice. Seller shall provide notice (“Seller’s Title Notice”) to Purchaser within five (5) Business Days after receipt of Purchaser’s title objection notice advising Purchaser whether it will cure any Unacceptable Encumbrance (other than any Unacceptable Encumbrance which it is obligated to cure under Section 6.14(i), (ii) or (iii) above). If Seller is unable or elects not to cure any Unacceptable Exception, Purchaser shall have ten (10) days from the date of receipt of Seller’s Title Notice (but no later than the Closing Date) to either (i) terminate this Contract and all of its rights hereunder by written notice to Seller, or (ii) to waive its objection to such unacceptable encumbrance and thereby render it a Permitted Exception. If Purchaser does not provide Seller with written notice of its termination of this Contract within such ten (10) day period (but not later than the Closing Date), then Purchaser shall be conclusively deemed to have waived any and all objections to such Unacceptable Encumbrance. The matters set forth in Section 6.14(i), (ii) and (iii) above shall automatically be deemed to be Unacceptable Encumbrances for which no title objection notice need be given by Purchaser to Seller.

6.16 Options Upon Failure to Remove Unacceptable Liens. If the Seller is unable or unwilling (and is not otherwise obligated pursuant to Section 6.14) to eliminate all Unacceptable Encumbrances relating to the Property not waived by the Purchaser (including, without limitation, by deemed waiver under Section 6.15), or to bond over in a manner reasonably satisfactory to the Purchaser any Unacceptable Encumbrances not waived (including, without limitation, by deemed waiver under Section 6.15), by the Purchaser, or to arrange for title insurance reasonably acceptable to the Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property, and to convey title in accordance with the terms of this Contract on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 6.13), the Purchaser shall elect on the Closing Date, as its sole remedy for such inability of the Seller, either (i) to terminate this Contract by notice given to the Seller, in which event the Deposit (and all interest thereon shall be paid to Purchaser) and neither party shall have any further obligations under this Contract other than those expressly made to survive, or (ii) to accept title subject to such Unacceptable Encumbrances and receive no credit against, or reduction of, the Purchase Price.

6.17 CCR Estoppels. On or prior to the Due Diligence Termination Date, Purchaser shall identify to Seller in writing any and all estoppel certificates, in form and substance satisfactory to Purchaser and the Title Company, from the declarant, association, committee, agent or other person or entity having governing or approval rights under any covenants, conditions and restrictions or similar instruments governing the use, operation, maintenance, management or improvement of the Premises that Purchaser shall require in order to close. If Seller fails to obtain any such estoppel, Seller may (but shall have no obligation to) substitute its own estoppel in favor of Purchaser. If any such estoppel is not obtained and not covered by a Seller estoppel, then Purchaser may terminate this Contract, in which case the Deposit and all interest earned thereon shall be returned to Purchaser and neither party shall have any further obligations hereunder other than those expressly surviving termination.

7. Additional Closing Conditions.

7.1 The obligation of Purchaser hereunder to purchase the Premises from Seller is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Purchaser at or prior to the Closing):

(a) Seller shall have performed, observed and complied with all of the material covenants, agreements and conditions required by this Contract to be performed, observed and complied with by Seller, subject to and in accordance with the terms and conditions of this Contract, prior to or as of the Closing.

(b) All of the representations of Seller set forth in this Contract being true and correct in all material respects from the date of the full execution of this Contract, through and including the Closing Date.

(c) The Option Agreement shall have been executed and delivered by Seller, a memorandum of the Option Agreement shall be in proper form for recording in the public records in and for Montgomery County, Pennsylvania and the Purchaser’s rights thereunder shall have been insured, or be committed to be insured, subject only to the Permitted Exceptions, by the Title Company.

(d) There shall be no outstanding notice of violation of any federal, state, or local building, health, fire, safety or other law, regulation, ordinance, statute, order or consent relating to the Premises or the use thereof (including without limitation zoning and environmental laws).

(e) If prior to the Closing, there is, to Seller’s knowledge, any change in the facts underlying any of Seller’s representations, then Seller shall promptly notify Purchaser. If such change in facts results from a default or a breach by Seller of its representations and warranties contained herein or any of the covenants contained in any of Sections 6.1 through 6.10, then Purchaser shall have all of the rights and remedies set forth in Section 9.2(a) below. If Purchaser elects not to terminate this Contract and proceed to Closing, the representation shall be so modified and Purchaser shall be deemed to have forever waived and released any objection thereto and Seller shall have no liability to Purchaser in connection therewith.

7.2 The obligation of Seller hereunder to sell the Premises to Purchaser is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Seller at or prior to the Closing):

(a) Purchaser shall have performed, observed and complied with all of the material covenants, agreements and conditions required by this Contract to be performed, observed and complied with by Purchaser, subject to and in accordance with the terms and conditions of this Contract, prior to or as of the Closing.

(b) All of the representations of Purchaser set forth in this Contract being true and correct in all material respects from the date of the full execution of this Contract, through and including the Closing Date.

8. Closing.

8.1 Closing Date and Location.

(a) The closing of title (the “Closing”) shall take place on or before the thirtieth (30th) day following the Due Diligence Termination Date (as hereinafter defined) (the “Outside Closing Date”), time being of the essence, except that Purchaser may accelerate the Closing in accordance with the provisions of Section 8.1(b) below. The Closing shall take place in escrow through Title Company (the actual date of closing is herein referred to as the “Closing Date”). Seller and Purchaser shall endeavor to “pre-close” this transaction at least two (2) Business Days prior to the date scheduled for the Closing.

(b) Notwithstanding anything to the contrary contained herein, Purchaser may, at any time after the date hereof, notify Seller that the Closing shall take place on the date specified in Purchaser’s notice, which date shall be no earlier than five (5) Business Days after the date of such notice; provided that Seller and Purchaser shall have agreed upon and Seller shall have completed all necessary actions with respect to the Condominium Documents.

8.2 Closing Expenses.

(a) Seller’s Expenses; Transfer Taxes. Seller shall pay (i) fifty percent (50%) of any real property transfer taxes imposed by the applicable governmental authority by reason of the transfer of the Premises (collectively, “Transfer Tax”) and shall execute (and swear to where required) any returns and statements required in connection with the Transfer Tax; (ii) the cost of recording the deed; (iii) the cost to prepare the Condominium Documents; (iv) the cost of the Survey; and (v) Seller’s legal costs.

(b) Purchaser’s Expenses. Purchaser shall pay (i) fifty percent (50%) of the Transfer Tax and shall execute (and swear to where required) any returns and statements required in connection with the Transfer Tax; (ii) all expenses relating to its inspection of the Premises; (iii) the cost of the premium for any title insurance policy including the costs of any endorsements (other than endorsements used by Seller under Section 6.14 to cure Unacceptable Encumbrances); (iv) any additional costs to upgrade the Survey to meet the ALTA Standards; and (v) Purchaser’s legal costs.

(c) The provisions of this Section 8.2 shall survive the Closing.

8.3 Closing Deliveries.

(a) At Closing Seller shall deliver to Purchaser:

(i) a special warranty deed (the “Deed”) executed by Seller and acknowledged in the form annexed hereto as Exhibit 2 (and any other instruments necessary to record the Deed);

(ii) the Assignment and Assumption of the Service Contracts (as designated by Purchaser and any permitted replacements or renewals thereof as approved by Purchaser) executed by Seller in the form annexed hereto as Exhibit 3.

(iii) an Assignment and Assumption of Licenses, Permits, Guarantees and Warranties executed by Seller in the form annexed hereto as Exhibit 4;

(iv) if Purchaser elects to assume any of the Service Contracts not terminated by Seller, notice to the service contractors executed by Seller in the form annexed hereto as Exhibit 5;

(v) duplicate originals, or if duplicate originals are not available, copies of the Service Contracts which Purchaser elects to assume;

(vi) unless maintained at the Premises, (a) all licenses and permits, authorizations and approvals pertaining to the Premises in Seller’s possession or control (b) the Guarantees and Warranties in Seller’s possession or control; (c) all maintenance and operation files, manuals, books and records and plans, specifications and drawings relating to the Premises in Seller’s possession or control;

(vii) payment of any broker’s commission incurred by Seller in connection with the Closing;

(viii) any and all other deliveries required pursuant to this Contract;

(ix) duly executed certificate of Seller in the applicable form set forth in Treasury Regulations §1.1445-2(b)(2) and any additional certificates required under state or local law;

(x) the transfer tax return(s) executed by Seller;

(xi) a Bill of Sale, executed by Seller in the form of Exhibit 6 annexed hereto;

(xii) keys, combinations and codes to all locks and security devices to the Premises;

(xiii) evidence of Seller’s organizational authority reasonably satisfactory to the Title Company;

(xiv) any CCR estoppel certificate(s) in accordance with Section 6 above;

(xv) Letters addressed to the architects, engineers, surveyors and other consultants and professionals who prepared any of the Plans authorizing such persons to deliver to Purchaser upon request any of such documents in their possession or control; provided that Seller makes no representation or warranty that any such person shall be willing to provide any such documents to Purchaser or whether or not any charge shall be levied by such person if provided;

(xvi) Execution and delivery of the Option Agreement; and

(xvii) Copies of the Condominium Documents, or to the extent not previously executed by Seller, execution and delivery thereof.

(b) At Closing Purchaser shall deliver to Seller:

(i) the balance of the Purchase Price as provided in Section 3 hereof;

(ii) the Assignment and Assumption of the Service Contracts executed by Purchaser in the form annexed hereto as Exhibit 3;

(iii) the Assignment and Assumption of the Service Contracts (as designated by Purchaser and any permitted replacements or renewals thereof as approved by Purchaser) executed by Seller in the form annexed hereto as Exhibit 3;

(iv) notice to the service contractors in the form annexed hereto executed by Purchaser in the form annexed hereto as Exhibit 5;

(v) transfer tax return(s) executed by Purchaser;

(vi) evidence of Purchaser’s organizational authority reasonably satisfactory to the Title Company;

(vii) execution and delivery of the Option Agreement; and

(viii) to the extent reasonably required by Seller, execution of appropriate Condominium Documents.

8.4 Apportionments and Reimbursements. Unless otherwise provided in this Contract, at the Closing the following are to be reimbursed or apportioned as of 11:59 P.M. on the day preceding the Closing Date (so that Purchaser has the benefit of all income from the Premises and the burden of all expenses from the Premises on the Closing Date) based upon the respective party’s period of ownership for the item being apportioned. Any errors in the apportionments pursuant to this Section 8.4 shall be corrected by appropriate readjustment post-Closing, provided notice of any error with supporting documentation and calculations is given to the other party no later than three (3) months after the Closing, if ascertainable within such period; errors that do not become ascertainable until after three (3) months after the Closing, shall be readjusted within thirty (30) days after the error has been determined, provided that any such error must be ascertained within 18 months after the Closing Date or it shall be forever waived:

(a) Water, Sewer, Electricity, Vault Charges and all other Utilities and Services. Water rates and water meter charges, sewer rent, electricity charges, vault charges and all other utilities and services on the basis of the fiscal period for which assessed. If there be a water meter, or meters, on the Property the unfixed meter charges or if the Closing shall otherwise occur before the real estate tax rate is fixed, then the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills.

(b) Real Estate Taxes. Real estate taxes, district improvement impositions and the like on the basis of the fiscal period for which assessed. Insofar as the Property and the Option Property will not be separately assessed as of the Closing Date, the parties agree to equitably prorate the real estate taxes for the Tract based upon the land and buildings included within the Property and the Option Property, respectively, subject to an equitable adjustment to be made after Closing based on the actual assessments imposed against the Property and the Option Property. If the Closing shall occur before the real estate tax rate is fixed, the apportionment of such taxes shall be upon the basis of 105% of the tax rate for the immediately preceding fiscal period applied to the latest assessed valuation, subject to further and final adjustment when the tax rate is fixed for the fiscal period in which the Closing takes place.

(c) Service Contracts. Charges arising out of the Service Contracts assumed by Purchaser at Closing.

(d) Assessments. If on the date hereof, the Premises or any part thereof shall be affected by an assessment or assessments which are or may become payable in installments or a lump sum, Seller shall pay and discharge any installments which are liens or which are otherwise certified as of the Closing or payable after Closing.

(e) Management Agreements. All management and leasing agreements and all insurance policies shall be terminated as of the Closing Date and there shall be no pro-ration thereof.

(f) The provisions of this Section 8.4 shall survive the Closing.

9. Default.

9.1 Purchaser’s Default. If Purchaser should fail to close title on the Premises in default of the provisions of this Contract, the parties hereto agree that the damages that Seller will sustain as a result thereof will be substantial but will be difficult to ascertain. Accordingly, the parties agree that in the event of such default, Escrowee is hereby directed to pay the Deposit (plus all interest thereon) to Seller, who shall retain the Deposit as and for its liquidated damages and sole remedy hereunder. Seller hereby waives all other rights and remedies that it may have for any default by Purchaser under this Contract, including, but not limited to, the right to sue for damages and specific performance.

9.2 Seller’s Default.

(a) Prior to Closing. If Seller defaults in its obligation to sell and convey the Premises to Purchaser pursuant to this Contract, Purchaser may, at its sole election, as its sole and exclusive remedy, either (i) terminate this Contract in which event the Deposit and any interest earned thereon shall be returned to Purchaser and Seller shall reimburse Purchaser for its actual out of pocket expenses incurred in connection with this transaction and its due diligence activities, including without limitation, the fees of its consultants, architects, engineers, surveyors and attorneys, not to exceed $112,500 in the aggregate (the “Expenses”); or (ii) assert and seek judgment for specific performance. Subject only to Section 9.2(b) below, the foregoing are Purchaser’s sole and exclusive remedies, and Purchaser hereby waives all other rights and remedies that it may have for any default by Seller under this Contract, including, but not limited to, the right to sue for damages.

(b) Post Closing. If: (i) Seller breaches any representation or warranty hereunder that expressly survives the Closing, (ii) Purchaser notifies Seller of such claim prior to the expiration of the twelve (12) month survival period, (iii) Purchaser had no actual knowledge of the breach of such representation or warranty at or prior to Closing, then Purchaser shall be entitled to recover from Seller, as its sole and exclusive remedy, any actual, out of pocket, compensatory damages incurred by Purchaser up to a maximum aggregate amount for any all such claims of $1,000,000. In no event shall Purchaser be entitled to any consequential, exemplary or punitive damages. Notwithstanding the foregoing, the foregoing limitations as to time and damages shall not apply to Sections 12.1 or 12.18 for which there shall be no limitation.

10. Risk of Loss.

10.1 Condemnation. If, at any time prior to the Closing Date, any material portion of the Property, any parking areas containing more than ten (10) spaces or any access way (either a taking of such access or a material impairment in Purchaser’s reasonable discretion) to the Property or Option Property shall be taken or threatened to be taken (whether permanently or temporary) in the exercise of the power of condemnation or eminent domain by any sovereign, municipality or other public or private authority, or shall be the subject of a notice duly given by such authority relating to a pending taking in the exercise of the power of condemnation or eminent domain (a “Taking”), then Purchaser shall have the option to terminate this Contract by giving notice to Seller within ten (10) days after Purchaser’s receiving notice of such Taking, in which event this Contract shall be deemed cancelled and of no force and effect and neither party shall have any further obligations or liabilities against or to the other, except that Seller shall cause the return of the Deposit to Purchaser. In the event Purchaser does not elect to terminate this Contract on the account of a Taking, then this Contract shall remain in full force and effect and on the Closing: either (A) Purchaser shall be entitled to any condemnation award to be granted and Seller shall assign all of its right, title and interest to such award to Purchaser, less such sums, if any, actually and reasonably expended by Seller to prosecute such claim and restore the Property, or (B) if such award shall have been paid to Seller, the Purchase Price shall be reduced by the amount thereof, less such sums, if any, actually and reasonably expended by Seller to prosecute such claim and restore the Property. Seller agrees to deliver promptly after receipt thereof any and all written notices of a Taking received by Seller after the date hereof.

10.2 Destruction or Damage.

(a) As used herein, the term “Casualty” shall mean any loss, destruction or damage to any portion of the Property or to any access way thereto as the result of fire or any other casualty. If the “cost of repair and restoration” (which term is hereinafter defined in subparagraph (c) below) necessitated by a Casualty shall be $500,000 or less, and does not cause the Property to be in violation of law or require discretionary approvals for restoration and as a matter of law does not prohibit the rebuilding or repair of the Property as it currently exists and does not materially adversely affect any access way to or from the Property and requires less than 60 days to repair (if any of the foregoing conditions have occurred the Casualty shall be deemed a “Major Casualty”), the parties shall not be affected by such Casualty, and Seller shall pay to Purchaser any proceeds received on account of such Casualty, net of reasonable costs incurred by Seller in collecting such claim, assign to Purchaser all of its right, title and interest in any insurance proceeds and pay to Purchaser the amount of any deductible. Seller shall not settle any claim without the prior written consent of Purchaser, which consent shall not unreasonably be withheld or delayed.

(b) If the Casualty is a Major Casualty, Purchaser shall have the option to (i) accept title to the Property in its destroyed or damaged condition, Seller shall assign to Purchaser all of Seller’s right, title and interest in and to the proceeds of any insurance carried by Seller with respect to such Casualty and Seller shall pay to Purchaser the amount of the “deductible” under the insurance policy or (ii) cancel this Contract by giving notice to Seller not later than ten (10) days after the cost of the Casualty is determined, and upon the giving of such notice by Purchaser, the Deposit and all interest earned thereon shall be returned to Purchaser and this Contract shall be null and void and the parties shall have no further obligation or liability hereunder except for those provisions expressly stated to survive the termination of this Contract.

(c) The term “cost of repair and restoration” shall mean the cost of repair Casualty reasonably determined by Seller’s independent architect or contractor.

11. Purchaser’s Review Period; Access. Purchaser shall have the right to terminate this Contract for any or no reason on or before the date which is thirty (30) days from the date of this Contract (the “Due Diligence Termination Date”) by notice to Seller to be received by Seller on or before 6:00 P.M. Eastern Standard Time on the Due Diligence Termination Date (the period of time from the date hereof through and including the Due Diligence Termination Date is herein referred to as “Purchaser’s Review Period”). If Purchaser gives notice of termination of this Contract in accordance with this Section 11, this Contract shall be deemed terminated and of no further force or effect, except for the those provisions expressly stated to survive the termination of this Contract, and the Deposit shall be returned to Purchaser. If Purchaser does not give notice of termination of this Contract in accordance with this subparagraph, this Contract shall remain in full force and effect and Purchaser shall have no further right to cancel this Contract under this Section. During Purchaser’s Review Period, and thereafter from time to time, upon reasonable prior notice (twenty-four (24) oral hours notice in the ordinary course on a Business Day shall be reasonable notice) to Seller and during business hours, Purchaser and its consultants may enter upon the Property and perform inspections and tests of the Property at reasonable times, provided that Purchaser shall not perform any invasive testing without Seller’s prior written consent, which consent shall not unreasonably be withheld or delayed. Seller shall have the right to have a representative present at all site inspections. Purchaser shall restore, repair and replace any and all damage or destruction of the Property caused by Purchaser or its consultants. Purchaser hereby agrees to indemnify, defend and hold harmless, from any and all loss, cost, expense (including, without limitation, reasonable attorneys fees), claims, liabilities and damages incurred or suffered by Seller to the extent caused by Purchaser’s entry upon the Property or any of its activities thereon, excluding any pre-existing condition or defect. Prior to any entry by Purchaser or any of its consultants upon the Property, Purchaser shall provide Seller with acceptable evidence of liability insurance reasonably acceptable to Seller. Within five (5) days from the date hereof, Seller shall deliver to Purchaser copies of the Service Contracts, Warranties and Guaranties, and the documents and other materials listed in Exhibit 8 to the extent in Seller’s possession or control. Purchaser’s obligations under this Section 11 shall survive Closing as well as any termination of this Contract.

12. Miscellaneous.

12.1 Broker. Seller and Purchaser represent to each other that neither party has dealt with any broker or real estate consultant in connection with the transaction contemplated by this Contract other than GVA Smith Mack (“Broker”) who will be paid Two percent (2%) of the Purchase Price by Seller if the Closing occurs. Seller and Purchaser shall indemnify and hold the other free and harmless from and against any liabilities, damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified party arising from a misrepresentation or a breach of any covenant made by the indemnifying party pursuant to this Section. The provisions of this Section shall survive the Closing or termination of this Contract.

12.2 Assignment of this Contract. This Contract may not be assigned by Purchaser without the prior written consent of Seller in its sole discretion, provided that no such consent shall be required for an assignment by Purchaser to one of its affiliates, provided that Purchaser shall remain liable for all of Purchaser’s obligations hereunder and that such affiliate assume all of Purchaser’s obligations hereunder. Seller may not assign this Contract without the prior written consent of Purchaser.

12.3 Attorneys’ Fees. If either party institutes a legal proceeding against the other party in connection with this Contract, the losing party in such proceeding shall reimburse the prevailing party all reasonable attorneys’ fees paid by the prevailing party in connection such proceeding. The provisions of this Section shall survive the Closing.

12.4 Notices. All notices hereunder to Seller or Purchaser may be sent by certified or registered mail, return receipt requested, or may be sent by Federal Express or other overnight courier which obtains a signature upon delivery, or may be given by facsimile with a hard copy sent concurrently in the manner set forth above, or may be delivered by hand delivery addressed to such party at the address of such party set forth below or at such other address as such party shall designate from time to time by notice.

SELLER:

Brandywine Realty Trust

401 Plymouth Road, Suite 500

Plymouth Meeting, PA 19462

Attn: Brad A. Molotsky, General Counsel

with a copy to:

Brandywine Realty Trust

401 Plymouth Road, Suite 500

Plymouth Meeting, PA 19462

Attn: Tony Nichols, Jr.

and to:

Klehr, Harrison, Harvey, Branzburg & Ellers LLP

260 South Broad Street

Philadelphia, PA 19102

Attn: Bradley A. Krouse, Esq.

PURCHASER:

935 KOP ASSOCIATES, LLC

1075 First Avenue

King of Prussia, PA 19406

Attention: General Counsel

935 KOP ASSOCIATES, LLC

1075 First Avenue

King of Prussia, PA 19406

Attention: Chief Financial Officer

and a copy to:

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103

Attention: Barry Friedman, Esquire

Notices shall be deemed served three (3) days after mailing, and in the case of overnight courier or hand delivery, on the date actually delivered to the recipient, address noted above, except for notice(s) which advise the other party of a change of address of the party sending such notice or of such party’s attorney, which notice shall not be deemed served until actually received by the party to whom such notice is addressed or delivery is refused by such party. Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given. Notwithstanding the foregoing provisions of this Section, notices served by hand delivery shall be deemed served on the date of delivery if delivered at or prior to 6:00 P.M., and on the next Business Day if delivered after 6:00 P.M. Notices given by facsimile shall be effective upon receipt of such facsimile (subject to the requirement that a hard copy be sent concurrently in accordance with this Section); however, if the facsimile is received after 6:00 p.m., notice by facsimile shall not be effective until the next Business Day.

12.5 Further Assurances. The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to, or increasing, those otherwise imposed by this Contract), as either may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Contract. The provision of this Section 12.5 shall survive Closing.

12.6 Confidentiality.

(a) Purchaser agrees that all written documentation furnished to Purchaser by Seller concerning the Premises (the “Evaluation Material”) shall be treated confidentially as hereinafter provided.

(b) All Evaluation Material shall not be used or duplicated by Purchaser for any purpose other than evaluating a possible purchase of the Premises by Purchaser. Purchaser agrees to keep all Evaluation Material (other than information which is a matter of public record or is provided in other sources readily available to the public other than as a result of disclosure thereof by Purchaser or Related Parties) strictly confidential; provided, however, that the Evaluation Material may be disclosed to the directors, officers, employees and partners of Purchaser, and to Purchaser’s lender, attorneys and accounting firm and other consultants (all of whom are collectively referred to as “Related Parties”) for the purpose of evaluating a possible purchase of the Premises.

(c) If the Closing occurs, the provisions of this Section 12.6 shall be entirely null and void and Purchaser shall have no liability with respect to this Section 12.6.

(d) If the Contract is terminated, then Purchaser shall return to Seller within three (3) Business Days after such termination all copies of all Service Contracts, Warranties and Guaranties and documents and other materials listed in Exhibit 8.

12.7 Successors and Assigns. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

12.8 Entire Agreement. This Contract and the Schedules and Exhibits annexed hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore or simultaneously had between the parties hereto are merged in and are contained in this Contract and said Schedules and Exhibits.

12.9 Waiver and Modifications. The provisions of this Contract may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against which any waiver, change, modification or discharge is sought.

12.10 Captions and Titles. The captions or section titles contained in this Contract and the Index, if any, are for convenience and reference only and shall not be deemed a part of the text of this Contract.

12.11 Construction. The terms “hereof,” “herein,” and “hereunder,” and words of similar import, shall be construed to refer to this Contract as a whole, and not to any particular article or provision, unless expressly so stated. All words or terms used in this Contract, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

12.12 Non-Business Days. If a party is required to perform an act or give a notice on a date that is a Saturday, Sunday or national holiday, the date such performance or notice is due shall be deemed to be the next Business Day.

12.13 Governing Law and Jurisdiction. This Contract is to be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania. The provisions of this subsection shall survive the Closing or earlier termination of this Contract.

12.14 Counterparts. This Contract may be executed in two or more counterparts and each of such counterparts, for all purposes, shall be deemed to be an original but all of such counterparts together shall constitute but one and the same instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

12.15 No Third Party Benefits. This Contract is made for the sole benefit of Seller and Purchaser and their respective successors and assigns and no other person shall have any right, remedy or legal interest of any kind by reason of this Contract.

12.16 Submission not an Offer. The submission of this Contract to either party shall not be construed as an offer, nor shall either party have any rights with respect thereto, unless and until each party has executed and delivered a copy of this Contract to the other party.

12.17 Tender. Tender of the Deed and Purchase Price is hereby waived by the parties.

12.18 Bulk Sales Clearance. Seller shall indemnify, defend and hold harmless Purchaser against all claims, demands, actions, causes of action, losses, liabilities and obligations, costs and expenses, including without limitation, fines, penalties, interest and attorneys’ fees of every kind and nature arising out of Seller’s failure to comply with the Bulk Sale Statutes in effect in the Commonwealth of Pennsylvania. The provisions of this Section 12.18 shall survive Closing.

12.19 Time of Essence. Time is of the essence of this Contract.

13. Right of First Offer. If on or before the third (3rd) anniversary of the Closing Date, Purchaser desires to sell its ownership interest in the Premises, other than in the event of (i) a transfer of ownership to an affiliate, or (ii) a transfer by or in lieu of foreclosure to an unaffiliated institutional lender (including, without limitation, any so-called “conduit lender”), or (iii) a merger, consolidation or sale of all or substantially all of the stock or assets of GSI Commerce, Inc. (“GSI”), then Purchaser shall give Seller written notice of such intention (“Purchaser’s Notice”). In such event, Seller shall have the right to exercise the option set forth below (the “Right to Negotiate Purchase”).

13.1 Seller shall have a period of ten (10) Business Days from receipt of Purchaser’s Notice within which to exercise its Right to Negotiate Purchase by delivery to Purchaser of written notice (“Seller’s Notice”) stating Seller’s intention to enter into negotiations with Purchaser concerning the purchase and sale of the Premises. Purchaser and Seller shall promptly commence, and pursue in good faith for a period of thirty-five (35) calendar days after Seller’s Notice is given, negotiations in an effort to reach agreement concerning the purchase of the Premises by Seller. If at the expiration of such thirty-five (35) day period, Seller and Purchaser have failed to reach agreement concerning the purchase by Seller for any reason whatsoever, then Purchaser shall be entitled to sell or transfer the Premises to any third party for a stated purchase price which is not more than two and one-half percent (2 1/2%) less than the purchase price offered by Seller thereafter without any further obligation to Seller. If Purchaser intends to sell the Premises for more than 2.5% less than such purchase price, then Purchaser shall first provide Seller with notice of such intent, which notice shall specify the intended sales price (the “Intended Price”). Seller shall have ten (10) Business Days from after its receipt of such notice to determine whether or not it wishes to purchase the Property at the Intended Price and to provide Purchaser with notice of its election. If Seller elects to purchase the Property, then, within five business days after Seller provides notice of such election to Purchaser, Seller and Purchaser shall enter into a contract for the purchase and sale of the Property on the same terms as this contract with only such changes as are necessary to reflect the passage of time, that the contract shall not include an option on the Option Parcel, that Seller and Purchaser have switched positions and that the purchase price shall be equal to the Intended Price, and provided that the thirty (30) day “Purchaser’s Review Period” afforded Seller under such contract shall commence upon the expiration of Seller’s ten (10) day election period (rather than on the date of the execution of such contract), and any closing pursuant thereto shall occur within thirty (30) days from after the expiration of such thirty (30) day period. If Purchaser does not enter into a contract of sale and close on a sale of the Property to an unrelated third party within twelve (12) months from the termination of such thirty-five (35) day period (“Open Period”), then Seller’s Right to Negotiate Purchase shall again apply on all of the terms above provided. Notwithstanding the foregoing, such Open Period shall be extended (the “Open Period Extension”) for a period not exceeding sixty (60) days if a contract of sale is entered into during the eleventh or twelfth month of the Open Period. The parties acknowledge that any sales price for the Property is likely to be significantly affected by the terms of any leaseback subject to which Purchaser is offering to sell the Property. Therefore, all references to price in this Section 13 shall include, without limitation, the economic terms of any leaseback to which the Property will be subject after any sale.

13.2 This Right to Negotiate Purchase is personal to Seller and may not be exercised by or assigned to, either voluntarily or involuntarily, any other person or entity other than an affiliate of Seller or any successor to Seller by merger, reorganization or by purchase of all or substantially all of the assets of Seller.

13.3 If Purchaser acquires the Option Property, the provisions of this Section 13 shall likewise apply to the Option Property except that if Purchaser is selling both the Property and the Option Property, Seller’s Right to Negotiate Purchase shall apply to and may only be exercised with respect to both the Property and the Option Property. If Purchaser has offered the Property and the Option Property to Seller only as a package, then before Purchaser may sell either of such properties separately, Seller’s Right to Negotiate shall apply to each of such properties separately.

14. Post Closing Leasing Restriction.

14.1 Post Closing Leasing Restrictions. For a period of two (2) years following Closing, Purchaser agrees that it will not lease, license or otherwise grant rights of possession or occupancy or permit the sublease of more than a full floor (or the equivalent square footage of a full floor) in the Building (a “Full Floor”) to any unaffiliated party; provided, however, that if Purchaser exercises the Option (as defined in the Option Agreement), then the term of this restriction shall be extended and shall not expire until the third anniversary of the Closing Date and the maximum amount of space that may be so leased, licensed, or subleased or in which rights of possession or occupancy may be otherwise granted (“Leased”) shall be limited to One Full Floor in the aggregate when all of the space so leased in the Building is added together with any and all space so Leased in any building erected upon the Option Property. Notwithstanding the foregoing, this restriction shall not apply to and shall be of no further force or effect in the event of the occurrence of any of the events described in Section 13(ii) above and shall not apply to any “sale-leaseback” transaction for all or any portion of the Property. The provisions of this Section 14 shall survive the Closing.

15. Recordation. The restrictions and rights contained in Sections 13 and 14 above shall run with the land and shall be contained in a document to be recorded upon Closing. Seller hereby agrees that it shall promptly execute and deliver for recording a termination of such recorded document at Purchaser’s request made at any time on or after the termination of the rights contained in Sections 13 and 14. Seller further agrees that this provision may be enforced by specific performance, that Purchaser shall have all other rights and remedies available to it at law or in equity or hereunder with respect to any breach of this provision by Seller and that the limitations on Seller’s liability contained in Section 9.2 shall not apply to this provision. Such document and the restrictions and rights contained therein shall be self subordinating to any mortgage (as amended, consolidated, extended, restated, modified or renewed from time to time) of any unaffiliated, institutional lender providing financing to the Property. Seller shall execute any subordination agreement confirmatory of the foregoing requested by any such lender reasonably acceptable in form and substance to Seller. Seller shall be entitled to reimbursement by Purchaser for any actual out of pocket costs incurred by Seller, including reasonable attorneys’ fees, in connection with any such subordination agreement other than any such agreement executed at closing.

16. Condominium. Purchaser acknowledges and agrees that as of the date hereof, the Land and the Building and the land underlying the Option Property constitute a single property that is not yet subject to a condominium declaration. During Purchaser’s Review Period, Seller shall prepare a condominium declaration and other necessary condominium documents (collectively, the “Condominium Documents”), and shall provide the Condominium Documents to Purchaser for its review and approval. The Condominium Documents shall, among other things, provide: (i) the descriptions of the Property and the Option Property, (ii) certain exclusive parking in front of the Building and the building to be erected on the Option Property and shared parking on other areas of the Condominium; provided, however, that following the construction of a building on the Option Property, neither the owner of the Property or the Option Property shall be permitted to use more than 4.65 parking spaces per thousand square feet of space in the buildings located on each such parcel (and any excess parking shall be split between the owners), (iii) any and all cross-easements between the Property and the Option Property, (iv) the rights and obligations of the condominium unit owners in any and all common areas, and (v) that the owner of the Option Property shall be solely responsible for any real estate taxes assessed or imposed against the Option Property, for grass cutting and general maintenance and for the cost of making any improvements to the unimproved portions at the Option Property, including without limitation, any common areas of the Condominium in connection with the construction of any buildings or improvements on the Option Property and (vi) and for the owner of the Property to maintain the common driveways and entrances, including snow removal and landscaping during the period that the Option Agreement is in effect. Purchaser agrees to promptly review and all of the Condominium Documents upon receipt. Purchaser and Seller shall in good faith negotiate such documents. If the Condominium Documents have not been agreed to by the expiration of the Purchaser’s Review Period, or the Condominium is being challenged by a governmental authority, or the Title Company is unwilling to insure that the Property and the Option Property are validly existing condominium units established pursuant to the Condominium Documents, then either party may terminate this Contract by written notice to the other, in which event, the Deposit (and all interest thereon) shall be paid to the Purchaser and neither party shall have any further obligation hereunder except for those that expressly survive termination. If the Contract is not so terminated, the parties shall continue to negotiate the Condominium Documents until agreed to, and the foregoing conditions have been satisfied, or until this Contract is terminated by either of them by written notice given to the other at any time before the Condominium Documents are agreed upon and approved by the Title Company. Seller shall pay all filing fees and other fees and costs in connection with the preparation and filing of the Condominium Documents, provided, however, that Purchaser shall pay the costs of its own costs in reviewing and negotiating the Condominium Documents, including, without limitation, the costs of its counsel.

17. Parking Areas. The Condominium Documents shall also provide that Purchaser shall have the right, but not the obligation, at Purchaser’s expense, to improve, i.e., pave and stripe, the currently graded or graveled areas of the Option Property which are intended to be used for parking.

18. 1031 Exchange. If one or more parties to this Contract desires to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and its accompanying regulations, for the fee simple title in, or proceeds of, the Premises, then the parties each agree to assist one another in the consummation of such transactions, and the parties reserve the right to assign their respective rights (but not obligations) to a Qualified Intermediary, as provided for in IRC Regulation 1.103(a)-I(g)(4) on or before the Closing Date, through written assignment and as otherwise may be necessary to accomplish the Section 1031 Exchange under the Internal Revenue Code, provided that the assisting parties shall incur no additional expense or liability, and the same is not a condition to and does not delay Closing; provided, however, that if Seller provides Purchaser with written notice within not more than five (5) Business Days after the Due Diligence Termination Date that Seller intends to (but shall not be obligated to) enter into a Section 1031 exchange with respect to the Property, then Seller shall have a one-time right to extend the Closing for up to a maximum of ten (10) Business Days if and to the extent necessary to facilitate any such exchange, but in no event shall such extension extend the Closing Date beyond the Outside Closing Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Contract the day and year first above written.

PURCHASER:

935 KOP ASSOCIATES, LLC,
a Pennsylvania limited liability company

By:	GSI COMMERCE, INC., Sole Member

	By:	/s/ Jordan M. Copland
	Name:	Jordan M. Copland
	Title:	Executive Vice President

[Seller’s Signature on following page]

SELLER:

BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	BRANDYWINE REALTY TRUST,
a Maryland trust, its general partner

	By:	/s/ Gerard H. Sweeney
	Name:	Gerard H. Sweeney
	Title:	President

[Escrowee’s Signature on following page]

As to Section 4:

FIDELITY NATIONAL TITLE INSURANCE COMPANY, Escrowee

By:	/s/ Michael G. Moyer
Name:
Title: